                                                                                                                   Exhibit 12.1

NATIONAL CITY CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
FOR THE PERIODS ENDING 1989-1993

(In Thousands)                                                                               December 31,
- --------------------------------------------------------------------------------------------------------------------------------
                                                                         1993        1992        1991        1990        1989
                                                                     -----------------------------------------------------------
FIXED CHARGES:
  Interest on indebtedness                                              $147,945     156,924     251,433     348,858     352,971
  Portion of rents representative of interest factor                      14,609      14,041      13,704      13,107      11,227
                                                                     -----------------------------------------------------------
    Fixed charges excluding interest on deposits                         162,554     170,965     265,137     361,965     364,198
  Interest on deposits                                                   542,165     722,657   1,092,335   1,252,126   1,205,962
                                                                     -----------------------------------------------------------
    Total Fixed Charges                                                  704,719     893,622   1,357,472   1,614,091   1,570,160
                                                                     ===========================================================
EARNINGS:
  Income before income taxes                                             570,962     464,293     314,182     330,706     411,125
  Fixed charges excluding interest on deposits                           162,554     170,965     265,137     361,965     364,196
                                                                     -----------------------------------------------------------
    Subtotal                                                             733,516     635,258     579,319     692,671     775,323
  Interest on deposits                                                   542,165     722,657   1,092,335   1,252,126   1,205,962
                                                                     -----------------------------------------------------------
    Total Earnings                                                     1,275,681   1,357,915   1,671,654   1,944,797   1,981,285
                                                                     ===========================================================

RATIO OF EARNINGS TO FIXED CHARGES:
  Excluding interest on deposits                                            4.51        3.72        2.18        1.91        2.13
  Including interest on deposits                                            1.81        1.52        1.23        1.20        1.26